Exhibit 99.1

Monroe Capital Corporation Announces Third Quarter 2013 Financial Results, Recent Growth in Assets and $7.5 Million Open Market Share Repurchase Plan

CHICAGO, IL, November 12, 2013 — Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2013, provided an update on the growth of the Company’s investment portfolio since its initial public offering (“IPO”) in October 2012, and announced a $7.5 million open market share repurchase plan.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2013 Financial Highlights

•	Net increase in net assets resulting from operations of $2.0 million, or $0.22 per share

•	Net investment income of $2.4 million, or $0.27 per share

•	Adjusted Net Investment Income(1) (a non-GAAP measure) of $2.5 million, or $0.27 per share

•	Net asset value (“NAV”) of $140.1 million, or $14.01 per share

•	Completed secondary offering totaling $56.1 million in proceeds, net of underwriting and issuance costs

•	Paid quarterly dividend of $0.34 per share on September 27, 2013

Growth of the Investment Portfolio

The Company has grown the principal amount of invested assets from $67.6 million at the time of the IPO on October 24, 2012 to $198.7 million as of October 31, 2013 and has increased the number of portfolio companies it is invested in from 15 to 40 in the twelve months since its IPO. Theodore L. Koenig, Chief Executive Officer of the Company, stated, “Since the Company’s initial public offering just over a year ago, we have nearly tripled the size of our investment portfolio. Our external adviser and its affiliates continue to grow a talented staff of originators and underwriters which has created a large pipeline of high risk-adjusted reward investment opportunities for the Company. We look forward to continuing to grow and optimize our portfolio over the coming months.”

The following charts depict the significant growth of the Company’s investment portfolio since the pricing of its IPO:

Share Repurchase Plan

The Company also today announced that its Board of Directors has approved a share repurchase plan (“Plan”) under which up to $7.5 million of its outstanding common stock may be acquired in the open market at prices below its NAV as reported in its then most recently published financial statements. The Plan may be implemented over the next twelve months at the discretion of management.

Shares may be purchased from time to time at prevailing market prices in the open market, including through block transactions. The Company’s Board has authorized the Plan because it believes that the Company’s common stock may be undervalued from time to time. There is no obligation of the Company to repurchase shares, and the Company may discontinue purchases at any time that management determines additional purchases are not warranted.

“The establishment of a share repurchase plan is consistent with our long-term strategy of seeking to enhance shareholder value. We believe the current stock price does not adequately reflect the value of the Company,” said Theodore L. Koenig, Monroe’s Chief Executive Officer. “If we decide to utilize the share repurchase plan, the repurchase of shares at prices below the Company’s NAV would be accretive to NAV per share. The repurchase plan provides the Company with the flexibility to make opportunistic share repurchases in order to generate and increase value for our shareholders.”

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2013	June 30, 2013
	(unaudited)
Statements of Assets and Liabilities data:
Investments, at fair value	$169,433	$143,664
Total assets	$203,788	$148,678
Net asset value	$140,133	$85,425
Net asset value per share	$14.01	$14.78

	For the quarter ended
	September 30, 2013	June 30, 2013
	(unaudited)
Statements of Operations data:
Net investment income	$2,413	$1,550
Adjusted net investment income (1)	$2,450	$1,702
Net gain (loss) on investments and secured borrowings	$(447)	$438
Net increase in net assets resulting from operations	$1,966	$1,988
Per share data:
Net investment income	$0.27	$0.27
Adjusted net investment income (1)	$0.27	$0.30
Net gain (loss) on investments and secured borrowings	$(0.05)	$0.08
Net increase in net assets resulting from operations	$0.22	$0.34

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income.

Portfolio Review

The Company had debt and equity investments in 39 portfolio companies, with a total fair value of $169.4 million as of September 30, 2013 as compared to debt and equity investments in 32 portfolio companies, with a total fair value of $143.7 million as of June 30, 2013. As of September 30, 2013, the weighted average contractual yield on the Company’s investments was 9.5% and the effective yield was 10.5% as compared to the weighted average contractual yield of 9.6% and effective yield of 10.9% as of June 30, 2013.

Financial Review

Net investment income was $2.4 million, or $0.27 per share, for the quarter ended September 30, 2013, an increase of $0.8 million over the $1.6 million of net investment income, or $0.27 per share, for the quarter ended June 30, 2013. Adjusted Net Investment Income was $2.5 million, or $0.27 per share, for the quarter ended September 30, 2013, an increase of $0.8 million over the $1.7 million of Adjusted Net Investment Income, or $0.30 per share, for the quarter ended June 30, 2013. The decrease in Adjusted Net Investment Income per share was primarily attributable to the increase in shares outstanding as a result of the secondary offering completed during the quarter. The new capital raised during the quarter was initially used to repay borrowings under the Company’s revolving credit facility, and has since been redeployed into new portfolio investments. The timing lag between raising additional capital and closing new investments resulted in a decrease in Adjusted Net Investment Income per share.

Net gain (loss) on investments and secured borrowings was $(0.4) million for the quarter ended September 30, 2013, a decrease of $0.8 million, from the $0.4 million of net gain (loss) on investments and secured borrowings for the quarter ended June 30, 2013.

Net increase in net assets resulting from operations was $2.0 million, or $0.22 per share, for the quarter ended September 30, 2013, compared to $2.0 million of net increase in net assets resulting from operations, or $0.34 per share, for the quarter ended June 30, 2013. This per share decrease is primarily the result of net unrealized depreciation on investments and secured borrowings during the quarter as compared to the prior quarter, as well as the decrease in net investment income per share described above. The Company’s NAV per share declined to $14.01 per share at September 30, 2013 from $14.78 per share at June 30, 2013. This decrease is primarily due to the secondary offering completed during the quarter, which was completed at a discount to the Company’s NAV per share.

Liquidity and Capital Resources

At September 30, 2013, the Company had $31.8 million in cash and cash equivalents and $53.5 million of total debt outstanding on its revolving credit facility. The Company had an unusually large cash balance as of September 30, 2013, due to the expected timing of closing new investments in its pipeline. At September 30, 2013, there were several investments that were expected to close imminently, requiring the Company to maintain a significant cash balance. On September 27, 2013, the Company increased the aggregate commitments under its revolving credit facility from $65.0 million to $95.0 million, pursuant to an accordion feature under the agreement. As of September 30, 2013, the Company had $41.5 million available for additional borrowings on its revolving credit facility.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2013		June 30, 2013
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$2,413	$0.27	$1,550	$0.27
Net capital gains incentive fee	37	0.00	152	0.03

Adjusted net investment income	$2,450	$0.27	$1,702	$0.30

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Third Quarter 2013 Financial Results Conference Call

The Company will host a conference call to discuss these operating and financial results on Tuesday, November 12, 2013 at 11:00am ET. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 92495765.

A telephone replay of the conference call will be available from 2:00pm ET on November 12, 2013 until 11:59pm ET on November 20, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 92495765.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2013 to be filed with the Securities and Exchange Commission (www.sec.gov) on November 12, 2013.

MONROE CAPITAL CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2013	June 30, 2013
	(unaudited)
ASSETS
Investments, at fair value (cost of: $167,903 and $141,392, respectively)	$169,433	$143,664
Cash and cash equivalents	31,757	2,403
Interest receivable	727	527
Deferred financing costs, net	1,605	1,520
Other assets	266	564

Total assets	203,788	148,678

LIABILITIES
Revolving credit facility	53,500	52,000
Secured borrowings, at fair value (proceeds of: $8,698 and $9,414, respectively)	8,649	9,436
Interest payable on credit facility	53	181
Management fees payable	702	618
Incentive fees payable	365	550
Accounts payable and accrued expenses	386	468

Total liabilities	63,655	63,253

Net assets	$140,133	$85,425

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 10,003 and 5,778 shares issued and outstanding, respectively	$10	$6
Capital in excess of par value	141,190	85,050
Accumulated distributions in excess of net investment income	(3,015)	(2,026)
Accumulated net realized gain on investments	369	146
Accumulated net unrealized appreciation on investments and secured borrowings	1,579	2,249

Total net assets	$140,133	$85,425

Net asset value per share	$14.01	$14.78

MONROE CAPITAL CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	September 30, 2013	June 30, 2013
	(unaudited)
Investment income:
Interest income	$4,347	$3,752

Total investment income	4,347	3,752

Operating expenses:
Interest and other debt financing expenses	594	680
Base management fees	702	618
Incentive fees	37	374
Professional fees	278	209
Administrative service fees	102	137
General and administrative expenses	221	184

Total expenses	1,934	2,202

Net investment income	2,413	1,550

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) from investments	223	125
Net change in unrealized appreciation (depreciation) on investments and secured borrowings	(670)	313

Net gain (loss) on investments and secured borrowings	(447)	438

Net increase in net assets resulting from operations	$1,966	$1,988

Per common share data:
Net investment income per share—basic and diluted	$0.27	$0.27

Net increase in net assets resulting from operations per share—basic and diluted	$0.22	$0.34

Weighted average common stock outstanding—basic and diluted	8,922	5,765

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

Media Contact:	Kelly Holman

BackBay Communications

(212) 209-3844

Email: kelly.holman@backbaycommunications.com